Exhibit 10.47
SEVERANCE AGREEMENT AND GENERAL RELEASE
In consideration of the undersigned parties’ mutual promises and agreements described below, Charles McGehee (“Employee”) and Colonial Properties Trust (“Colonial”) agree as follows:
1.	Colonial agrees to:
(a)	Pay Employee Five Hundred Ninety Thousand Two Hundred Forty Dollars ($590,240.00), less applicable ordinary deductions upon separation if Employee remains with Colonial through March 31, 2008 (or such earlier termination date determined by Colonial);

(b)	Pay any accrued, unused vacation;

(c)	to vest all shares of restricted stock held by Employee as of March 31, 2008;

(d)	to fully vest, in accordance with their originally stated vesting schedule, all unvested options;

(e)	pay pro-rated performance bonus in the amount of One Hundred Fifteen Thousand One Hundred Twenty Five Dollars ($115,125.00);

(f)	pay pro-rated stay bonus in the amount of Thirty One Thousand Three Hundred Dollars ($31,300.00).
2.	Employee agrees that the employment relationship that existed between Employee and Colonial shall be deemed to have ceased as of March 31, 2008;
(a)	to give or return to Colonial all Colonial property, including without limitation keys, equipment, originals and all copies of documents and stored or downloaded information, and to not retain such property in Employee’s possession, custody or control;

(b)	to not disclose the terms of this agreement, the circumstances surrounding its execution or the fact that Colonial will provide any payment pursuant to this agreement, to any person or entity with the exception of Employee’s legal counsel, tax advisor, financial planner, and spouse, unless required by law; and to first obtain the agreement of his spouse, financial planner, tax advisor and legal counsel to comply with the same non-disclosure obligation described above before any such disclosure is made to them;

(c)	to make himself available, assist and cooperate fully and truthfully, at Colonial’s request, with Colonial’s or its attorneys’ investigation of any matter or their participation in any proceedings, judicial or otherwise, growing out of or involving Colonial during Employee’s employment with Colonial; and

(d)	to refrain from making any negative or disparaging comments regarding Colonial or its officers, agents or employees;

(e)	to permanently maintain confidentiality of any information obtained during the course of his employment with Colonial including, but not limited to, employee information, employee communication, proprietary information, product information, consumer information, sales, leasing and pricing information, attorney-client communications or any other confidential or proprietary information relating to Colonial or its business; and agrees that he will not disclose or use any such information without the prior written consent of Colonial.
3.	(a)	Employee does hereby release, acquit and discharge Colonial Properties Trust, its subsidiaries or affiliated companies, and all of their directors, officers, employees, servants, agents and attorneys, from any and all claims or causes of action whatsoever of any kind or nature, whether known or unknown, including claims and causes of actions arising out of or in any way related to Employee’s employment or the termination of his employment with Colonial, or which were, might or could have been asserted in any court or before any administrative agency under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Labor Standards Act, the Vietnam Era Veteran’s Readjustment Assistance Act, the Uniform Service Employment and Reemployment Rights Act of 1994, the Fair Credit Reporting Act, the Sarbanes-Oxley Act, Alabama: [Alabama Code §§ 25-1-20 et seq. (the Alabama Age Discrimination in Employment Act); Alabama Code § 25-1-10 (the Alabama Affirmative Action Programs for Minorities law); Alabama Code § 13A-11-123 (anti-blacklisting statute); Alabama Code § 12-16-8 (employer shall pay usual compensation to employee during employee’s jury service); Alabama Code § 12-16-8.1 (employer not to discharge employee for jury service); Alabama Code § 25-5-11.1 (prohibition of discharge of employee for filing workers’ compensation claim or for safety complaints); Alabama Code §§ 25-5-330 et seq. (drug-free workplace program); Alabama Code §§ 25-7-30 et seq. (right to work laws), all as amended, or any other statute of the United States of America or the state of Alabama, the laws of the state of Alabama (including without limitation any law related to discrimination, harassment, terms and conditions of employment, or termination of employment, or tort and contract claims) or the Constitution of either the state of Alabama or the United States], to the fullest extent that such a release is allowed by law.
(b)	Employee acknowledges and agrees that he is aware of his rights under the laws specifically and generally described above and that he waives those rights to the full extent that waiver is allowed by law.

(c)	Employee also acknowledges and agrees that the payment described above shall not be considered an admission of liability or guilt in any manner whatsoever but is solely for purposes of providing severance pay to Employee and for resolving doubtful and disputed claims or any legal claims that have not been asserted and that would be doubtful and disputed if asserted, and that the payment also represents payment in full satisfaction of all claims for costs, expenses and attorneys’ fees arising under or related to the laws described specifically and generally above.

(d)	Employee further agrees to not institute or voluntarily participate as a class member in any civil action against Colonial that concerns any matter encompassed by this release.
4.	A failure on the part of either party to insist on strict performance of any term of this agreement in one or more instances shall not be construed as a waiver or relinquishment of that party’s right to insist on strict performance in the future.

5.	Employee agrees that his breach of this agreement will result in irreparable harm and injury to Colonial and would cause damage to Colonial in such a way that it would be impossible to calculate actual damages. Any such breach will entitle Colonial to injunctive relief restraining Employee from continued violations, to recover all compensation provided by Colonial as consideration for this agreement except Twenty-Five Dollars ($25.00), to additional remedies provided in the following paragraphs, and to any other remedies available to Colonial.

6.	In the event that Colonial commences legal action to enforce the terms of this severance agreement and general release and prevails to any extent in the action, Employee shall be liable for and must pay the expenses, costs and reasonable attorneys’ fees Colonial incurs in the action.

7.	Should a court deem any provision of this agreement to be unenforceable in whole or in part, it shall not affect the legality or enforceability of the remainder of such provision or any other provision of this agreement, which shall survive and remain enforceable.

8.	The following subparagraphs (a) — (d) apply solely to Employee’s waiver of rights and claims under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”), for which waiver Employee has by this agreement and release received consideration to which Employee is not otherwise entitled:
(a)	Employee does not waive rights or claims that may arise under the ADEA after Employee executes this agreement and release;

(b)	Employee is advised to consult with an attorney before executing this agreement and release;

(c)	Employee has twenty-one (21) days to consider the waiver of rights and claims under the ADEA; and

(d)	Employee may revoke his waiver of rights and claims under the ADEA during a period of seven (7) days following his execution of this agreement and release, but if Employee exercises the right to revoke, he must return all consideration except Twenty-five Dollars ($25.00) paid by Colonial for his execution of this agreement and release. Such revocation shall be ineffective unless it is communicated to Colonial within seven (7) days after the date of Employee’s execution of this agreement and release.
9.	If any provision of this agreement and release imposes a condition precedent, a penalty or any limitation adversely affecting Employee’s right to challenge the validity of the agreement and release, or any portion thereof, such provision does not apply to any dispute about the validity of this agreement, or any portion thereof, as it relates to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, all as amended.

10.	This severance agreement and general release constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, statements or representations, oral or written, not herein contained. Employee hereby acknowledges and agrees that in executing this agreement he has not relied upon or been induced, persuaded or motivated by any promise or representation made by Colonial unless expressly set forth herein and that Colonial has not made any promise or representation except those expressly set forth herein. All previous negotiations, statements and any preliminary instruments prepared by the parties or their representatives are merged in this agreement.

11.	This severance agreement and general release shall be governed by and interpreted in accordance with the laws of the state of Alabama.

Colonial Properties Trust
By:	/s/ John Rigrish
John Rigrish
Chief Administrative Officer

I HAVE READ THE FOREGOING SEVERANCE AGREEMENT AND GENERAL RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE CONSULTED MY ATTORNEY ABOUT IT OR BEEN GIVEN MORE THAN AMPLE TIME TO CONSULT WITH MY ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS 31ST DAY OF MARCH, 2008. IN ORDER FOR THIS AGREEMENT TO BE VALID, IT MUST BE SIGNED AND RETURNED TO HUMAN RESOURCES NO LATER THAN 5:00 ON MONDAY, APRIL 21, 2008.

/s/ Charles McGehee
Charles McGehee

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